Exhibit 6.17

STRICTLY CONFIDENTIAL

Agreement and Plan of Merger

by and among

Boxfox, Inc.,

Sugarfina Corporation,

Sugarfina Merger Sub One, Inc.,

the Founders,

and

the Representative named herein

October 31, 2024

TABLE OF CONTENTS

Page

Article I	THE MERGER	1

1.01	The Merger	1
1.02	Filing of Merger Certificate; Effective Time	1
1.03	Effect of the Merger; Further Assurances	2
1.04	Conversion of Shares	2
1.05	Pre-Closing Merger Consideration Estimate	3
1.06	Closing Payments	4
1.07	Post-Closing Merger Consideration Adjustment	4
1.08	Appraisal Rights	6
1.09	Withholding Rights	7
1.10	Holdback	7

Article II	CLOSING	8

2.01	The Closing	8
2.02	Certain Closing Deliveries	8

Article III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

3.01	Qualification, Organization, Subsidiaries, etc	10
3.02	Capital Stock	10
3.03	Corporate Authority Relative to This Agreement; No Violation	11
3.04	Financial Statements	12
3.05	No Undisclosed Liabilities	12
3.06	Compliance with Laws; Permits	12
3.07	Environmental Laws and Regulations	13
3.08	Employee Benefit Plans	14
3.09	Absence of Certain Changes or Events	16
3.10	Investigations; Litigation	19
3.11	Tax Matters	19
3.12	Intellectual Property	20
3.13	Real Property	22
3.14	Contracts	23
3.15	Finders or Brokers	25
3.16	Insurance	25
3.17	Affiliated Transactions	25
3.18	Top Suppliers; Top Customers	25
3.19	No Other Representations or Warranties	26

Article IV	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	26

4.01	Qualification, Organization, Subsidiaries, etc	26
4.02	Corporate Authority Relative to This Agreement; No Violation	27
4.03	Investigations; Litigation	28
4.04	Capitalization of Buyer	28

4.05	Capitalization of Merger Sub	29
4.06	No Vote of Buyer Stockholders	29
4.07	Finders or Brokers	29
4.08	Financial Statements.	29
4.09	Operation of Buyer and Merger Sub	30
4.10	Board Approvals	31
4.11	Investment Representation; Investigation	31

Article V	ADDITIONAL AGREEMENTS AND COVENANTS	32

5.01	Further Assurances	32
5.02	Affiliate Contracts	32
5.03	Restrictive Covenants	32
5.04	Director and Officer Liability Insurance	35

Article VI	INDEMNIFICATION	35

6.01	Survival	35
6.02	Indemnification	36
6.03	Limitations	37
6.04	Claims; Procedures	38

Article VII	TAX MATTERS	39

7.01	Tax Returns	39
7.02	Straddle Period	40
7.03	Cooperation	40
7.04	Tax Sharing Agreements	40
7.05	Tax Treatment	40

Article VIII	MISCELLANEOUS	40

8.01	Press Releases and Communications	40
8.02	Expenses	41
8.03	Notices	41
8.04	Assignment	42
8.05	Amendment and Waiver	42
8.06	Third Party Beneficiaries	42
8.07	Non-Recourse	43
8.08	Severability	43
8.09	Construction	43
8.10	Disclosure Schedules	43
8.11	Complete Agreement	44
8.12	Conflict Between Transaction Documents	44
8.13	Specific Performance	44
8.14	Jurisdiction and Exclusive Venue	45
8.15	Governing Law; Waiver of Jury Trial	45
8.16	Representative	46
8.17	Privileged Communications; Conflict Waiver.	48
8.18	No Right of Set-Off	49
8.19	Counterparts	49

Article IX	DEFINITIONS	49

9.01	Certain Definitions	49
9.02	Defined Terms	59
9.03	Interpretation	3

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B-1	Accounting Principles
Exhibit B-2	Example Net Working Capital Calculation

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of , October 31, 2024, is made by and among (i) BoxFox Inc., a Delaware corporation (the “Company”), (ii) Sugarfina Corporation, a Delaware corporation (“Buyer”), (iii) Sugarfina Merger Sub One, Inc., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), (iv) Chelsea Moore Shannon, an individual (“Moore”), (v) Jennifer Olivero, an individual (“Olivero” and, together with Moore, the “Founders”), and (vi) Chelsea Moore Shannon, solely in her capacity as representative as set forth in this Agreement (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX below. “Party” as used herein means individually, each of the Company, Buyer and Merger Sub (and all are collectively referred to herein as the “Parties”).

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of the Company has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company; and

WHEREAS, the sole stockholder of Merger Sub has adopted and approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:

Article I

THE MERGER

1.01          The Merger. On and subject to the terms and conditions contained herein, and in accordance with Section 251 of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).

1.02          Filing of Merger Certificate; Effective Time. At the Closing, subject to satisfaction or waiver of the conditions specified in Article II, (i) the Company will execute a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL, and (ii) the Company and Merger Sub will cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

1.03          Effect of the Merger; Further Assurances.

(a)            The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b)            The officers of the Company in office immediately prior to the Effective Time, will be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(c)            At the Effective Time the certificate of incorporation of the Company will, by operation of law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except for any references to the name, incorporator or original directors of Merger Sub), and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, and applicable Law.

(d)            At the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

(e)            The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

1.04          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a)            Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)            Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 1.04(c) and Dissenting Shares) will be converted into the right to receive without interest, the Per Share Stock Consideration, and will automatically be cancelled and retired and will cease to exist.

(c)            Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or by Buyer, Merger Sub or their respective Subsidiaries or any parent holding companies of Buyer, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(d)            The Conversion of shares shall be as illustrated on Schedule 1.04.

1.05         Pre-Closing Merger Consideration Estimate.

(a)            At least five (5) Business Days prior to the Closing Date (but not more than ten (10) Business Days prior to the Closing Date), the Company will prepare and deliver to Buyer (i) an estimated unaudited balance sheet of the Company as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Estimated Closing Statement”) setting forth a calculation of (1) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (2) the estimated Closing Cash (the “Estimated Closing Cash”), (3) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (4) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), (5) the Company’s calculation of the Estimated Merger Consideration derived from the foregoing, and (6) the Closing Stock Payment payable at the Closing to each Stockholder in accordance with Section 1.05(a). The Estimated Closing Balance Sheet and Estimated Closing Statement will be prepared, and the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses, will be determined, in each case, in good faith, in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Balance Sheet and Estimated Closing Statement, the Company shall, within three (3) business days of the written request of Buyer, provide Buyer and its accountants with reasonable supporting documentation for the calculations included therein and make the relevant personnel and relevant financial records of the Company relating thereto reasonably available to Buyer and its accountants in connection therewith (subject to execution of any customary work paper access letter required by them).

(b)            The portion of the Estimated Merger Consideration each Stockholder will be entitled to receive at the Closing to be set forth on the Estimated Closing Statement (the “Closing Stock Payment”) will equal the product of (i) Closing Stock Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(b). At Closing, Buyer shall issue to each Stockholder the number of Buyer Shares equal to (i) such Stockholder’s Closing Stock Payment divided by (ii) $6.19 (the “Buyer Per Share Price”).

1.06         Closing Payments.

(a)            At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company, all Estimated Transaction Expenses to such Persons as they are owed by wire transfer of immediately available funds to accounts designated by the Company at least two (2) Business Days prior to the Closing Date.

(b)            At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company, all amounts required to be paid under the payoff letters delivered pursuant to Sections 2.02(f) and 2.02(g) in order to discharge (either fully or partially, at Buyer’s sole discretion) the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters.

(c)            At or after the Effective Time, upon surrender of Certificates or an affidavit of loss in lieu thereof and compliance with the provisions of Section 1.06(d), each Stockholder will be irrevocably entitled to receive the Closing Stock Payment and the portion of any amount payable under Section 1.07(e), if applicable, with respect to the shares of Common Stock held by such Stockholder immediately prior to the Effective Time. Each such Stockholder that makes the deliveries to Buyer required by this Agreement at least two (2) Business Days prior to the Closing Date will be paid his, her or its Closing Stock Payment on the Closing Date. Each such Stockholder that makes the deliveries to Buyer required by this Agreement thereafter will be paid his, her or its Closing Stock Payment as soon as possible after delivery thereof is made (but in any event no later than two (2) Business Days after the date such delivery thereof is made).

(d)            If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by Buyer, the delivery of such indemnity by such Person as is reasonably satisfactory to Buyer, Buyer will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Common Stock the proper amount of the Stock Consideration to which they are entitled hereunder, subject to the other deliveries required by this Section 1.06.

1.07         Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Merger Consideration will be adjusted as set forth below:

(a)            Buyer will prepare and deliver to the Representative within ninety (90) days after the Closing Date (i) an unaudited balance sheet of the Company as of the Adjustment Calculation Time (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) setting forth a calculation of (1) Closing Net Working Capital, (2) Closing Cash, (3) Closing Indebtedness, (4) the Transaction Expenses, (5) Buyer’s calculation of the Final Merger Consideration derived from the foregoing, and (6) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts on the Estimated Closing Statement. The Closing Balance Sheet and Closing Statement will be prepared, and Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses will be determined, in each case, in good faith, in accordance with the Accounting Principles. The Closing Balance Sheet and Closing Statement (i) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments arising from or resulting as a consequence of the Transactions, and (ii) will be based on facts and circumstances as they exist as of the applicable Adjustment Calculation Time and will exclude the effect of any act, decision or event occurring at or after the Closing. The parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement and calculating Final Merger Consideration is solely to (x) accurately measure the Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses and (y) measure the difference in Closing Net Working Capital from Target Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those set forth in the Accounting Principles for the purpose of calculating Final Merger Consideration or Estimated Merger Consideration.

(b)            On or prior to the thirtieth (30th) day following Representative’s receipt of the Closing Balance Sheet and the Closing Statement, the Representative will give Buyer a written notice stating in reasonable detail the Representative’s objections (a “Notice of Disagreement”) to the Closing Balance Sheet and the Closing Statement, if any. During such thirty (30)-day period, and any period of dispute thereafter with respect to such Closing Balance Sheet and/or Closing Statement, Buyer will, and will cause the Company to, (i) provide the Representative and its Advisors reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and personnel of the Company (including Company personnel responsible for accounting and finance and senior management) and, subject to execution of any customary work paper access letters required by them, the Company’s Advisors and their work papers, and (ii) otherwise reasonably cooperate with and assist the Representative and its Advisors in connection with such review. Any determination set forth on the Closing Statement which is not objected to in the Notice of Disagreement will be deemed acceptable to the Representative, and will be final and binding upon all parties upon delivery of the Notice of Disagreement. If the Representative does not deliver to Buyer a Notice of Disagreement within such thirty (30)-day period, then the Closing Balance Sheet, the Closing Statement and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be final and binding upon the parties as of the expiration of such thirty (30)-day period, and the Final Merger Consideration set forth in the Closing Statement will constitute the Final Merger Consideration for all purposes of this Section 1.07.

(c)            Following Buyer’s receipt of any Notice of Disagreement, the Representative and Buyer will discuss in good faith to resolve the disputed matters set forth therein. In the event that the Representative and Buyer fail to agree on any of the Representative’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement, the Representative and Buyer agree use their respective reasonable best efforts to cause a nationally recognized independent accounting or valuation firm mutually acceptable to the Representative and Buyer (the “Firm”), within forty-five (45) days immediately following such first thirty (30)-day period, to make the final written determination of all matters which remain in dispute that were included in the Notice of Disagreement. Buyer and the Representative will instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) solely in accordance with this Agreement (including the Accounting Principles). Buyer and the Representative will execute a customary engagement letter and will cooperate with the Firm during the term of its engagement. Buyer and the Representative will instruct the Firm not to, and the Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative will also instruct the Firm to, and the Firm will, make its determination based solely on written submissions by Buyer and the Representative that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses, in each case, as determined by the Firm in accordance with this Section 1.07(c), will be final and binding on the parties on the date the Firm delivers its final determination in writing to Buyer and the Representative. The fees, costs and expenses of the Firm will be allocated between Buyer, on the one hand, and Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits a Notice of Disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Representative.

(d)            If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, the “Excess Amount”), the number of Buyer Shares equal to (i) the Excess Amount divided by (ii) $6.19, shall, on a pro rata basis among the Stockholders, be automatically cancelled for no consideration.

(e)            If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, the “Adjustment Amount”), within five (5) Business Days after the date on which the Final Merger Consideration is finally determined pursuant to Section 1.07(b) or Section 1.07(c), Buyer shall issue to each Stockholder, on a pro rata basis among the Stockholders, the number of Buyer Shares equal to (i) the Adjustment Amount divided by (ii) $6.19.

(f)             Buyer shall take all necessary actions, including updating its capitalization table to effect the cancellation or issuance of Buyer Shares as set forth in Section 1.07(d) or Section 1.07(e).

(g)            The parties hereto agree that any payment made pursuant to this Section 1.07 shall be treated as an adjustment to the aggregate consideration for Tax purposes, unless otherwise required by applicable Law.

1.08         Appraisal Rights. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 262 of the DGCL, (i) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Common Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Stock Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with ARTICLE I, without interest, in accordance with this Agreement, the Per Share Stock Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time or dividends that accrued thereon prior to the Effective Time). Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.08 and the DGCL, are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of (and allow Buyer to control any negotiations or proceedings with respect to) any demands for appraisal received by the Company, including any Stockholder’s notice of their intent to demand payment pursuant to the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. Without the prior written consent of Buyer, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment and the Company shall consult with Buyer in good faith in connection with any proceedings or discussions with respect thereto.

1.09         Withholding Rights. Buyer, Merger Sub, or the Company will be entitled to deduct and withhold from the Merger Consideration, and any other amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under applicable Law. Buyer, Merger Sub, or the Company, as applicable, will remit any withheld amounts to the applicable Tax authority. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10         Holdback.

(a)            Notwithstanding anything else in this Agreement, at Closing, 10% of the Buyer Shares issued to the Stockholders shall be held by Buyer (the “Retained Stock Consideration”), in order for Buyer to have the ability to satisfy certain obligations of the Stockholders pursuant to , this Section 1.10.

(b)            The Retained Stock Consideration shall be released to each Stockholder on a pro rata basis, if and only if the Net Revenue Shrink Rate is a number that is less than 18%. If the Net Revenue Shrink Rate is a number that is greater than or equal to 18%, then the Retained Stock Consideration shall be cancelled by Buyer and Buyer shall not owe anything to the Stockholders with respect to the Retained Stock Consideration. The “Net Revenue Shrink Rate” means the percentage by which (i) the Net Revenue of the Company during the Reference Period exceeds (ii) the Net Revenue of the Company during the Performance Period. For example, if the Net Revenue of the Company during the Reference Period is $100.00 and the Net Revenue of the Company during the Performance Period is $80.00, then the Net Revenue Shrink Rate is 20%; and because 20% is greater than 18%, the Retained Stock Consideration would be cancelled and forfeited by each Stockholder on a pro rata basis. “Performance Period” means the twelve (12) consecutive calendar months commencing on the day immediately following the Reference Period. “Reference Period” means the period of twelve (12) consecutive calendar months prior to, and ending on December 31, 2024.

(c)            Within sixty (60) days after January 1, 2026, Buyer shall determine and provide the Representative with written confirmation of the Net Revenue Shrink Rate, with supporting calculations. On or prior to the thirtieth (30th) day following Buyer’s delivery of the Net Revenue Shrink Rate, the Representative may give Buyer a written notice stating in reasonable detail the Representative’s objections, which shall be similar to the Notice of Disagreement in Section 1.07(b). If a Notice of Disagreement for the Net Revenue Shrink Rate is delivered to Buyer, Buyer and the Representative shall be granted similar rights and deadlines as outlined in Sections 1.07(b) and 1.07(c).

(d)            If, in accordance with this Section 1.10, Buyer is required to release the Retained Stock Consideration to the Stockholders, Buyer shall, within thirty (30) Business Days after such final determination of Net Revenue Shrink Rate, release to each Stockholder the number of Buyer Shares equal to such Stockholder’s pro rata portion of the Retained Stock Consideration. Additionally, (i) Buyer shall use commercially reasonable efforts to manage the Company in a manner that does not materially and disproportionately reduce profitable Net Revenue, and (ii) Buyer shall consider in good faith any reasonable requests made by the Stockholders regarding the Company’s operations to help achieve the Net Revenue Shrink Rate in a profitable manner, so long as such requests do not require unreasonable or disproportionate working capital funding at the Buyer’s sole judgment, and (iii) all Buyer Shares issued, but not delivered, to the Stockholders pursuant to this Agreement shall be entitled to all voting rights with respect to the Buyer Shares and shall be entitled to receive all dividends, if any, paid in respect of such Buyer Shares.

Article II

CLOSING

2.01         The Closing. The consummation of the Merger and the other Transactions (the “Closing”) will be accomplished remotely by teleconference and electronic exchange of documents (in .pdf or image format) on the date hereof (the “Closing Date”).

2.02         Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the parties will make the following deliveries at or prior to the Closing:

(a)            Buyer will deliver each of the payments it is required to deliver under Section 1.06.

(b)            Buyer will deliver to each of the Company and the Representative copies certified by a duly authorized officer of Buyer of (i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger, and (ii) the unanimous written consent of the sole stockholder of Merger Sub, approving this Agreement and the Merger.

(c)            The Company will deliver to Buyer and the Representative: (i) duly completed and properly issued IRS Form W-9s from each Stockholder and (B) a certificate (and accompanying notice) in the form and substance required by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) executed by a duly authorized officer of the Company certifying that the Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in compliance with Treasury Regulations Section 1.897-2(h).

(d)            The Company will deliver to Buyer copies of resolutions or consent adopted by (i) the Company’s board of directors and (ii) the holders of 100% of the Company’s outstanding shares of Common Stock, approving this Agreement and the transactions contemplated hereby, including the Merger, certified by a duly authorized officer of the Company.

(e)            The Company will deliver to Buyer evidence of the termination of the arrangements referred to in Section 5.02.

(f)             For each Loan Agreement listed on Schedule 2.02(f), the Company will deliver, to Buyer’s satisfaction, evidence of either (i) the Lender’s consent for the Surviving Corporation to assume the Company’s obligations under the Loan Agreement, or (ii) payoff letters, lien-release letters, and other instruments of discharge from the Lender providing for payment in full of any indebtedness owed to such lender and the release of Liens with respect thereto, if applicable (in each case, in form and substance reasonably acceptable to Buyer).

(g)            The Company will deliver, to Buyer’s satisfaction, payoff letters, lien-release letters, and other instruments of discharge from Patrick Moore providing for payment in part or in full, as determined by Buyer in its sole discretion, of any indebtedness owed to Patrick Moore and the release of Liens with respect thereto, if applicable (in each case, in form and substance reasonably acceptable to Buyer) and a general release of all claims against the Company and Buyer. The Company’s four loans from Patrick Moore shall remain with the Company after Closing, which will be repaid as follows: (a) $560,000 subordinated PIK debt issued by Buyer at Closing, (b) Buyer paying in full the short-term working capital loan of $250,000 plus interest thereon no later than December 31, 2024, (c) $500,000 of Series B Convertible Preferred Stock of Buyer (convertible preferred) issued on November 1, 2024, (d) the outstanding balance of the remaining loans within one (1) year of Closing and (e) any remaining balance shall be paid by the Company in accordance with the terms of such loans.

(h)            The Company will deliver, to Buyer’s satisfaction, evidence of consent from Terreno Hawthorne LLC, a Delaware limited liability company (“Landlord”), approving the Company’s assignment of that certain Terreno Realty Corporation Industrial Lease, dated as of August 13, 2018, by and between the Landlord and the Company, as amended, to Buyer.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedules delivered to Buyer and Merger Sub (the “Disclosure Schedules”), as follows:

3.01        Qualification, Organization, Subsidiaries, etc.

(a)            (i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (ii) the Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification (to the extent good standing is applicable in such jurisdiction). The Company has made available to Buyer prior to the date of this Agreement true, correct and complete copies of the certificates of incorporation and bylaws or other equivalent organizational documents of the Company’s, each as amended through the date hereof, and the Company is not in breach (in any material respect), of any such organizational document.

(b)            The Company has no Subsidiaries. There are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company owns or has owned prior to the Closing, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

3.02         Capital Stock.

(a)            The authorized and outstanding share capital of the Company, and the record and beneficial owners thereof as of the date hereof, is as set forth on Schedule 3.02(a). All outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are not, subject to and were not, issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)            Except as set forth in Section 3.02(a) above or in Schedule 3.02(b), (i) the Company does not have any shares of its capital stock or other equity interests issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, calls, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities of the Company, or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company is a party obligating the Company to (A) issue, transfer, dispose of or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation right, preemptive right, phantom stock, convertible or exchangeable securities or other similar right, agreement, arrangement, undertaking or commitment, or (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests and (iii) there are no outstanding obligations of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company.

(c)            As of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

(d)            Except for awards to acquire shares of Common Stock disclosed on Schedule 3.02(c), the Company does not has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter.

(e)            Except as set forth on Schedule 3.02(e), there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interest of the Company.

(f)            As of the date of this Agreement (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company (excluding intercompany indebtedness among the Company) other than indebtedness reflected on the consolidated balance sheet of the Company set forth in the Interim 2024 Unaudited Financial Statements or as set forth on Schedule 3.02(f) and (ii) the Company is not a party to, or has any commitment to become a party to, any “off balance sheet arrangement” as defined in Item 303(a) of Regulation S-K promulgated by the SEC, other than any such off balance sheet arrangements set forth in the 2022 and 2023 Unaudited Financial Statements.

3.03        Corporate Authority Relative to This Agreement; No Violation.

(a)            The Company has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and, subject to receipt of the approval of 100% of the holders of the outstanding capital stock of the Company entitled to vote thereon that is required to adopt and approve this Agreement and the Merger (the “Necessary Stockholder Approval”), to consummate the Transactions. The board of directors of the Company has duly adopted resolutions pursuant to which the board of directors of the Company has (i) determined that it is in the best interests of the Company and its Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) resolved to recommend that the Stockholders of the Company approve the adoption of this Agreement and (iv) directed that such matters be submitted to the Stockholders of the Company for their approval. Except for the Necessary Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other actions or corporate proceedings on the part of the Company are necessary to authorize this Agreement, the performance by the Company of its obligations hereunder or the consummation of the Transactions (other than corporate proceedings taken on or prior to the date hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Buyer and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)            The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body, other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable foreign or state securities or “blue sky” laws, and (iii) the other consents and/or notices set forth on Schedule 3.03(b) (collectively, clauses (i) through (iv), the “Specified Approvals”).

(c)            Assuming receipt of the Specified Approvals and the receipt of the Necessary Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any obligation or to the loss of a benefit under, or result in any payment or penalty under, any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (“Contract”) binding upon the Company or any Company Permit or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company.

3.04         Financial Statements. Attached to Schedule 3.04 are complete and correct copies of: (i) the unaudited consolidated balance sheet of the Company, as of September 30, 2024 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the nine (9) month period then ended (collectively, the “Interim 2024 Unaudited Financial Statements”), and (ii) the Company’s unaudited consolidated balance sheet as of, and the related statements of income and cash flows for each of the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “2022 and 2023 Unaudited Financial Statements” and collectively with the Interim 2024 Unaudited Financial Statements and the 2022 and 2023 Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.04, the Financial Statements have been prepared, in each case, in conformity with GAAP consistently applied, and present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and results of operations of the Company, as of the dates and for the periods referred to therein subject, in the case of the Interim 2024 Unaudited Financial Statements, to (y) the absence of footnote disclosures and (z) changes resulting from normal year-end adjustments (which are expected to be consistent the 2022 and 2023 Unaudited Financial Statements and none of them are material, individually or in aggregate). The Company maintains internal controls over financial reporting that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company and that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. The Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a role in the Company’s internal controls over financial reporting. No Undisclosed Liabilities. Except (a) as disclosed, reflected, accrued or reserved against on the fact of the Latest Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet (none of which is a liability resulting from, arising out of, or relating to any breach of Contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit), the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

3.06         Compliance with Laws; Permits.

(a)            The Company is, and since January 1, 2021, has been, in compliance in with and is not in default under or in violation of any applicable federal, state, provincial, local, supranational or foreign law, statute, ordinance, common law, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Body (collectively, “Laws” and each, a “Law”).

(b)            The Company has not received any written or, to the Knowledge of the Company, other communication from any Governmental Body of, been charged by any Governmental Body with, or, been under investigation or formal review by any Governmental Body with respect to, any violation of or liability under any Law (including applicable Anti-Bribery & Anti-Money Laundering Laws and Customs & International Trade Laws).

(c)            Neither the Company, nor to the Knowledge of the Company, any of its agents authorized to act, and acting, on behalf of the Company has, in connection with the business activities of the Company, provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly to any Government Official, political party or candidate for government office, for the purpose of influencing any act or decision of such official, party or candidate in his or her official capacity, or inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any unlawful advantage for the benefit of the Company, or otherwise violated any applicable Anti-Bribery & Anti-Money Laundering Laws. Neither the Company nor, to the Knowledge of the Company, any of its agents authorized to act, and acting, on behalf of the Company has, in connection with the business activities of the Company, violated any Customs & International Trade Laws. Neither the Company nor, to the Knowledge of the Company, any of its agents authorized to act, and acting, on behalf of the Company, (1) is or was a Person with whom transactions are prohibited under applicable Customs & International Trade Laws; nor (2) has engaged in any business or dealings with, or for the benefit of, any Person with whom transactions are prohibited under applicable Customs & International Trade Laws.

(d)            The Company is in possession of and are in compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Body or pursuant to any Law necessary for the Company to own, lease and operate its properties and assets or to carry on its business as it is now being conducted, in each case in all material respects (the “Company Permits”). All Company Permits are valid, binding and in full force and effect, no breach, default or violation (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company has received any written, or to the Knowledge of the Company, other notice from any Governmental Body threatening to suspend, revoke, withdraw, modify or not to renew any such Company Permit. No Company Permit will be modified in any material respect or terminated by its terms as a result of, or in connection with, the Transactions.

3.07         Environmental Laws and Regulations. Except as set forth on Schedule 3.07, (i) the Company is conducting, and since January 1, 2021 has conducted, its business in compliance in all material respects with all applicable Environmental Laws that are material to the operations of the Company, taken as a whole, (ii) the Company has not received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Body or any other Person alleging that the Company is in violation of or has liability under any Environmental Law that is material to the Company, (iii) to the Knowledge of the Company, there has been no treatment, storage, disposal or release of or exposure of any Person to any Hazardous Substance in violation of or so as to give rise to liability that would be material to the Company, taken as a whole, under any applicable Environmental Law, including from any properties owned or leased by the Company or as a result of any activity of the Company during the time such properties were owned or leased by the Company, (iv) the Company is not subject to any judgment, order, decree or Action pursuant to any Environmental Law, and to the Knowledge of the Company, none of the foregoing has been threatened in writing, and (v) the company does not have contractually assumed or provided indemnity against any liability of any other Person under or relating to any Environmental Law that is material to the Company taken as a whole.

3.08         Employee Benefit Plans.

(a)            Schedule 3.08(a) lists all material Company Benefit Plans. “Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company for the benefit of current or former employees, directors or consultants or with respect to which the Company has any material liability.

(b)            The Company has heretofore made available to Buyer, with respect to each material Company Benefit Plan, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan; and (iv) any material written communications to or from any Governmental Body in the past three (3) years addressing any matter involving actual or potential liability relating to any Company Benefit Plan that would reasonably be expected to material to the Company, taken as a whole.

(c)            Except as would not reasonably be expected to result in, individually or in the aggregate, any material liability to the Company: (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides and the Company does not have any liability or obligation for the provision of medical or other welfare benefits with respect to current or former employees or directors or other service providers of the Company beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three years under severance arrangements; (iv) all contributions or other amounts payable by the Company as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (v) the Company does not have any current or contingent liability or obligation as a result of at any time being considered a single employer with any other Person (other than the Company) under Section 414 of the Code; and (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims or Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, with respect to or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company.

(d)            (i) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no employee benefit plan of the Company is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) no liability under Title IV of ERISA or Section 412 of the Code or under any Multiemployer Plan has been incurred by the Company (including on account of any ERISA Affiliate) that has not been satisfied in full, and (iii) no condition exists that would reasonably be expected to result in a risk to the Company (including on account of any ERISA Affiliate) of incurring any material liability thereunder.

(e)            Except as provided in this Agreement or as disclosed on Schedule 3.08(e), the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company to severance pay, or any other payment from the Company except as required by applicable non-United States Law, (ii) accelerate the time of payment or vesting, or cause the funding of or increase the amount of compensation or benefits due to any current or former employee, consultant or officer, or (iii) give rise to any material liability under any Company Benefit Plan.

(f)             Except as disclosed on Schedule 3.08(f), (i) the Company is not a party to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization or other bargaining representative of any of the Company’s employees, nor is any such contract or agreement presently being negotiated, (ii) none of the Company’s employees are represented by a labor union, works council, or other employee representative body with respect to employment with the Company, (iii) there are no strikes or lockouts with respect to any employees of the Company, (iv) there is no union organizing effort pending or threatened against the Company, (v) there is no unfair labor practice, material labor dispute (other than routine individual grievances that are not material) or material labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company, and (vi) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company, nor in the case of (iii), (iv), (v) and (vi), has there been any such activity in the past three (3) years. The Company is and has since January 1, 2023 been in material compliance with all applicable Laws including (A) those relating to employment and employment practices, (B) terms and conditions of employment, termination of employment, wages and hours, (C) unfair labor practices, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, the proper classification of individuals as nonemployee contractors or consultants, (D) the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”), and (E) labor relations, collective bargaining and works council relationships. There are no material labor or employment-related Actions pending or threatened against the Company. The Company is not a party to, or otherwise bound by, any material consent decree with any Governmental Body relating to employees or employment practices. The Company has never closed any site of employment, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company planned or announced any such action or program for the future, in each case, without complying with the WARN Act.

(g)            (i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with other events, result in any payment or benefit that will be made by the Company that would not be deductible pursuant to Section 280G of the Code or result in the reimbursement of any excise tax incurred under Section 4999 of the Code, and (ii) the Company does not any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(h)            The consent of, negotiation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with such employee representative body for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

3.09         Absence of Certain Changes or Events. Except as set forth on Schedule 3.09, from July 31st, 2023until the date of this Agreement (i) the Company has conducted its business in the ordinary course of business and (ii) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, (x) except as set forth on Schedule 3.09, or (y) as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet until the date of this Agreement the Company has not:

(a)            amended, modified, or authorized the amendment or modification of its certificate of incorporation, bylaws, or other applicable governing documents;

(b)            issued, delivered or sold, disposed or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(c)            created, incurred, assumed or guaranteed any indebtedness for borrowed money or issued any long-term debt securities or assumed, guaranteed or endorsed such obligations of any other Person, other than in the ordinary course of business pursuant to the Company existing revolving credit facilities;

(d)            (i) modified, extended, negotiated, terminated, amended, or entered into any labor agreement or (ii) recognized or certified any labor union, labor organization, works council, employee representative or group of employees of the Company as the bargaining representative for any employees of the Company;

(e)            declared or paid any dividends or distributions or repurchased or redeemed any shares of capital stock or other equity interests;

(f)             effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amended the terms of any outstanding securities of, or other equity interests of the Company;

(g)            incurred any Indebtedness or caused the issuance of any letters of credit or guarantees;

(h)            experienced an incident of damage, destruction or loss of any property owned by the Company or used in the operation of the business of the Company that is not covered by insurance;

(i)             implemented any reduction-in-force, employee lay-off, plant closing, furlough, temporary layoff, salary or wage reduction, work schedule change or other such action, in each case, that would trigger the WARN Act;

(j)             waived or released, except as required by Law, any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(k)            (i) made or granted any compensation increase to any former or current officer, employee or other individual service provider (including new hires), (ii) materially increased the benefits under any Company Benefit Plan, (iii) established, adopted, amended or terminated any Company Benefit Plan (including any plan, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), or increased or accelerated the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, (iv) granted any cash or equity or equity-based incentive or retention awards, additional rights to severance or termination pay or similar compensation payable to any current or former officer, employee or other individual service provider of the Company (in each case, except for increases in benefits required under existing Company Benefit Plans or as otherwise required by Law); or (iv) hired, engaged, terminated (other than for cause), furloughed or temporarily laid off any current or former officer, employees or other individual service providers of the Company;

(l)             adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(m)            merged into, consolidated with, or sold a substantial part of its assets to any other Person, made any acquisition of any capital stock or business of any other Person (whether by merger, stock or asset purchase or otherwise), or permitted any other Person to be merged or consolidated with it;

(n)            subjected, or permitted to be subjected, its assets to any Lien, except for Permitted Liens;

(o)            settled any legal proceeding pending or threatened against the Company;

(p)            entered into, terminated, amended, restated, modified, supplemented or waived any rights under any Company Material Contract, Lease, personal property lease, intellectual property license of Intellectual Property rights, or Company Permit;

(q)            canceled, materially reduced or failed to maintain any insurance policy;

(r)             made any change in its accounting (including Tax accounting) methods or practices, made (except for an initial election required to be made on a tax return) or changed any election relating to Taxes, amended any Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or obtained any Tax ruling, failed to pay when due any Taxes, or waived or consented to the extension of the limitations period applicable to any Tax claim or assessment;

(s)            conducted its cash management customs and practices other than in the ordinary course of business including with respect to collection of accounts receivable, repairs, maintenance, payment of accounts payable, accrued expenses or other liabilities, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally;

(t)             made any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase;

(u)            sold, leased, licensed, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of (whether by merger, stock or asset sale or otherwise) any of the Company’s assets, rights, securities, properties, interests or businesses (including any Company Intellectual Property), except for (A) assets, securities, properties, interests or businesses not material to the Company’s business, (B) sales of inventory and dispositions of obsolete assets in the ordinary course of business, and (C) non-exclusive licenses or sublicenses of Intellectual Property rights granted by the Company to customers in the ordinary course of business;

(v)            made any loans or advances to any Persons, except advances to employees, officers or directors for business or travel expenses to be incurred in the ordinary course of business consistent with past practice or transactions with customers or business partners on credit or down payments or similar advances to suppliers, business partners or vendors in the ordinary course of business consistent with past practice;

(w)           effectuated a change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by, and that would be material to, the Company, except as may be required by Law or GAAP;

(x)            made any capital expenditures or commitments, other than capital expenditures or commitments relating to equipment purchases by the Company arising in the ordinary course of business consistent with past practice;

(y)            cancelled, waived or released any material debts, rights or claims in favor of the Company, except in the ordinary course of business; or

(z)             agreed or committed in writing to do any of the foregoing.

3.10         Investigations; Litigation. (a) There is no, and for the past five (5) years, has not been any investigation or review by any Governmental Body with respect to the Company, (b) there are no, and for the past five (5) years, have not been any Actions against or affecting the Company, or any of its properties at law or in equity, (c) there are no, and for the past five (5) years, have not been any settlements to which the Company is a party or by which any of its assets are bound and (d) there are no, and for the past five (5) years, have not been any orders, judgments or decrees of any Governmental Body against the Company.

3.11         Tax Matters.

(a)            (i) The Company has prepared and timely filed (taking into account any extension of time within which to file) all material income and other material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects and were prepared in compliance with applicable Law; (ii) the Company has fully and timely paid all income and other material amounts of Taxes due and payable (whether or not shown on any Tax Return); (iii) there are no pending or threatened in writing, audits, examinations, investigations, disputes, claims or other proceedings in respect of material amounts of Taxes or material Tax Returns of the Company; (iv) there are no liens for Taxes upon any property of the Company, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) the Company, within the time and in the manner prescribed by Law, has withheld and paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person (including pursuant to Code Sections 1441, 1442, 3102, and 3402 and any other applicable provision of state, local, or foreign Law), and all applicable forms required with respect thereto have been properly completed and timely filed; (vii) no written claim has been made by a taxing authority in a jurisdiction where the Company does not file a material Tax Returns that the Company is or may be required to file Tax Returns in, or subject to taxation by, that jurisdiction; (viii) the Company (1) is not and has not been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or (2) does not have any liability for the Taxes of any Person (other than as a result of being a member of the consolidated, affiliated or unitary tax group of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise; (ix) any Tax holiday claimed by the Company in any jurisdiction is currently effective and will not be adversely affected by the Transactions; (x) the Company (1) has not received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect the Company after the Closing or (2) is not a party to any currently effective waiver or other agreement extending the statute of limitations in respect of material amounts of Taxes; (xi) the Company is not a party to or bound by any Tax allocation, sharing, indemnification or similar agreement; (xii) the Company has not entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (xiii) the Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length; and (xiv) the Company has not made any election pursuant to Section 965(h) of the Code.

(b)            The Company has not received in writing from any federal, state, local or foreign taxing authority any, and to the knowledge of the Company, none of the following are threatened in writing: (i) notice indicating an intent to open an audit or other review with respect to any amount of Tax, (ii) request for information related to Tax matters, or (iii) notice of material deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(c)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in (or incorrect) method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received or paid on or prior to the Closing Date, or (iv) any election under Code Section 108(i) (or any similar provision of state, local or foreign Law).

3.12         Intellectual Property.

(a)            The Company owns and possess all right, title and interest in and to all of the material Owned Intellectual Property Rights. The Company either owns all rights, title and interest to or has a valid and enforceable right to use, pursuant to a written license agreement, all material Intellectual Property Rights as are owned or used by or are otherwise necessary to conduct the business of the Company as currently conducted, by the Company (collectively, “Company Intellectual Property”) free and clear of any Liens, other than Permitted Liens. Immediately following the Closing, the Company will continue to own or have in all material respects all Company Intellectual Property. To the Knowledge of the Company, the Company has not infringed, misappropriated or violated in any material respect any Intellectual Property Right of any third party in the past three (3) years. To the Knowledge of the Company, no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property Right owned by or exclusively licensed to the Company.

(b)            Schedule 3.12(b) contains a list as of the date of this Agreement of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all material United States and foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same, and (iv) all material registered domain names, in each case owned by the Company (collectively, with material unregistered Intellectual Property Rights owned or purportedly owned by the Company, “Owned Intellectual Property Rights”).

(c)            As of the date of this Agreement there are no material Actions pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a patent license), that (i) challenge or question the Company’s ownership of, the validity of, or the Company’s right to use, disclose, license or enforce any Company Intellectual Property, (ii) require indemnification of any Person by the Company with regard to any Intellectual Property, for which notice of such indemnification has been received by the Company, or (iii) assert that the Company is infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any third party.

(d)            The Company has taken reasonable steps to (i) maintain the confidentiality of or otherwise protect and enforce its rights in all material Company Intellectual Property owned by it, and (ii) protect and preserve through the use of customary non-disclosure agreements the confidentiality of all material confidential information that is owned or held by the Company and used in the conduct of the business as presently conducted, and such confidential information, including the source code of any material Product, has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e)            During the past three (3) years all current and, to the Knowledge of the Company, former personnel, including employees, agents, consultants and contractors, whose duties include or have included contribution to or participation in the conception or development, or both, of any material Intellectual Property Rights or any material Product for the Company have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of such Intellectual Property to the Company without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable employee inventor protection Laws.

(f)            With respect to any Open Source Software that is used by the Company in any way in connection with any Product, the Company are and have been in material compliance with all applicable licenses with respect thereto. No actions by the Company with respect to any Open Source Software creates any of the following obligations or requirements on the part of the Company in connection with such use: (i) the disclosure, distribution or licensing of any material Software (other than such item of Open Source Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any material Software (other than such item of Open Source Software in its unmodified form) be at no charge; (iii) a requirement that any licensee of any material Software be permitted to modify, make derivative works of, or reverse-engineer any such Software; (iv) a requirement that any material Software be redistributable by any licensee; or (v) the grant of any patent rights (other than patent rights in such item of Open Source Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such Open Source Software).

(g)            The Company has not granted any exclusive license with respect to sales or licensing of a Product or any derivative thereof for which the Company continues to receive revenue (other than (i) such Product that is under an end of life program, or (ii) licenses granting a third party the exclusive right to distribute Product(s) in a specific territory).

(h)            Other than with respect to product application programming interfaces and other interface code that is generally available for customers, the Company has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Product to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company. The Products, Software and Systems of the Company (i) are free of material defects, errors, bugs, viruses, malware and other contaminants or corruptants and function in accordance with their specifications in all material respects, and (ii) are not subject to any material claims by customers alleging otherwise, whether based on product liability, defect, warranty, indemnity or any other theory (but excluding requests for support in the ordinary course of business). The Software and Systems owned or used by the Company are adequate in all material respects to support the conduct of its business as currently conducted.

(i)             Since January 1, 2023, the Company has taken commercially reasonable steps to safeguard the internal and external integrity and continuous operation of the Software used by the Company for its operations and Systems and the data that the Software and Systems contain (including the data of its customers). There have been no unauthorized intrusions or breaches of security, including any breach of security of personally identifiable information collected, maintained, processed or transmitted by the Company which has required, or which has been determined does or will require, notice thereof to any Person under any applicable Law, and within the past twenty-four (24) months, there has been no failures or service interruption that have not been remediated to the Company’s reasonable satisfaction, without material cost or liability.

(j)            The Company is, and since January 1, 2022 has been, in compliance with and is not in default under or in violation of any Privacy Policy or any applicable agreement or Law relating to privacy, security or security breach notification requirements applicable to its websites, the Products or the operation of its business, in each case, in any material respect.

(k)            No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Owned Intellectual Property Rights. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation of material Owned Intellectual Property Rights, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

3.13         Real Property. The Company does not own any real property. Except as would not, individually or in the aggregate, be material to the Company, taken as a whole, the Company has valid leasehold interests in all of its leased or subleased properties (each, a “Lease” and collectively, “Leases”), except for properties and assets that have been disposed of in the ordinary course of business since January 1, 2023, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company as of the date hereof).

3.14         Contracts.

(a)            Except for this Agreement or as set forth on Schedule 3.14, as of the date of this Agreement, the Company is not a party to or expressly bound by any Contract that:

(i)             relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership;

(ii)            (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract or obligation providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset), (B) is a letter of credit, performance bond or other credit support for the Company, (C) provides for or relates to any interest, currency or hedging derivatives or similar contracts, or (D) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset;

(iii)           is a Privacy Policy or pursuant to which the Company (A) is granted rights in or to use any third-party Company Intellectual Property (excluding any commercially available, unmodified off-the-shelf software) that are sold, bundled or distributed with, or embedded, integrated or incorporated into, any Product for which the Company is obligated to pay royalties, (B) is granted material rights in or to use any material third-party Company Intellectual Property (excluding any commercially available, unmodified off-the-shelf software) that are sold, bundled or distributed with, or embedded, integrated or incorporated into any Product, or (C) has granted to any Person any material licenses or rights under or to use any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business to customers);

(iv)           is a settlement, conciliation or similar agreement (x) which would require the Company to pay consideration after the date of this Agreement or (y) which imposes restrictions or obligations on the Company;

(v)            (A) contains any “most favored nation” status (whether in terms of pricing or otherwise) in favor of a third party, (B) grants exclusivity to any third party or similar provisions that restrict the Company from freely setting prices, discounts or benefits, (C) contains any covenant that limits the ability of the Company or any of its Affiliates to engage in any line of business or to compete with any Person or operate at any geographic location, (D) requiring the purchase of all or substantially all of the Company requirements of a particular product or service from a supplier, or (E) restricting the Company from soliciting any potential customers or suppliers, or soliciting or hiring employees, of any other Person;

(vi)           contains a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property);

(vii)          contains any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person other than the Company;

(viii)         (A) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person or pursuant to which the Company has continuing “earn out”, purchase price adjustment or other similar contingent payment obligations after the date hereof or any indemnification obligations; or (B) gives any Person the right to acquire any assets of the Company(excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) after the date hereof;

(ix)           indemnifies or holds harmless any director or executive officer of the Company (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company);

(x)            requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company;

(xi)           restricts (A) payment of dividends or distributions in respect of the capital stock or equity interests of, or (B) the incurrence of debt by the Company;

(xii)          pursuant to which end products are developed that would be co-owned by the Company, on one hand, and a third party, on the other;

(xiii)         is with one of the Top Customers;

(xiv)         is with one of the Top Suppliers; and

(xv)          agreement that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;

(xvi)         lease or other agreement under which it is lessee of, or holds or operates any personal property owned by any other party;

(xvii)        lease or other agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal; or

(xviii)        is an agreement with a Governmental Body or that is a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which the Company will have any outstanding obligation after the date of this Agreement.

Each contract of the type described in this Section 3.14 is referred to herein as a “Company Material Contract.”

(b)            True, correct and complete copies of each written Company Material Contract and true, correct, and complete summaries of the terms of any Company Material Contract not in writing have been made available to Buyer. The Company is not in breach of or default under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, of each other party thereto, and is in full force and effect. The Company has not received notice of termination, cancellation, modification, amendment, or acceleration or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, a breach or default on the part of the Company under a Company Material Contract or result in the modification, termination, cancellation, or acceleration of obligations of the Company under the Company Material Contract, and no party to any Company Material Contract has provided notice (y) exercising or threatening exercise of any termination, cancellation, modification, amendment or acceleration rights with respect thereto or (z) of any dispute with respect to any Company Material Contract.

3.15         Finders or Brokers. Except as set forth on Schedule 3.15, neither the Company nor any of its Affiliates nor any other person on its behalf has employed, engaged or entered into any arrangement with any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or commission in connection with or upon consummation of the Merger.

3.16         Insurance. Schedule 3.16 sets forth each insurance policy maintained by the Company on its properties, assets, products, business or personnel. All insurance policies held by the Company are in full force and effect, are legal, valid and enforceable and all premiums due thereunder have been paid. The Company is not in breach or default under, nor has it taken any action or failed to take any action which, with notice or lapse of time, or both, would constitute a breach or default under, or permit cancellation, termination, denial or reduction of coverage, material premium increase with respect to such policy, and to the Knowledge of the Company, no insurer has threatened the same. The Company has not received a notice of non-renewal from any of its insurers, and no claim or claims have been reported to an insurance provider under any such insurance policy. There are no claims submitted by the Company under any insurance policy as to which coverage has been disputed by the applicable insurers, and no claims have been denied in whole or in part. The Company has complied with the provisions of such insurance policies applicable to it. The Company has valid and in force insurance policies with sufficient coverage as required by each Company Material Contract set forth in Schedule 3.14. Except as set forth in Schedule 3.16, the Company has no self-insurance or co-insurance programs.

3.17         Affiliated Transactions. Except as set forth on Schedule 3.17, no officer, director, or Affiliate of the Company or any Affiliate or immediate family member (including spouses) of any such officer, director, or Affiliate, or any equityholder (a) is a party to any agreement or transaction with the Company other than (i) customary employment arrangements in the ordinary course of business and (ii) the Company Benefit Plans, (b) has any interest or right in any property or right, tangible or intangible, used by the Company or (c) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is a material supplier, lessor or customer of the Company.

3.18         Top Suppliers; Top Customers.

(a)            The Company has no material disputes concerning any products and/or services provided by any supplier or vendor who, in the twelve (12)-month period ending on July 31, 2024, was one of the twenty (20) largest suppliers of products and/or services to the Company, based on amounts paid or payable by the Company (each, a “Top Supplier”), and, to the Knowledge of the Company, no Top Supplier has any material dispute with the Company. Schedule 3.18(a) sets forth a true, correct and complete list of each Top Supplier. No Top Supplier has (i) ceased or reduced, or notified the Company in writing or otherwise that it will cease or reduce or has threatened to cease or reduce provision of materials, equipment or services to the Company, or (ii) materially and adversely modified its relationship with the Company (including by materially changing the pricing terms or other material terms of such Top Supplier’s business with the Company) or has threatened such material and adverse modification.

(b)            The Company has no material disputes concerning any products and/or services provided to any customer who, in the twelve (12)-month period ending on July 31, 2024, was one of the twenty (20) largest purchasers of products and/or services from the Company, based on annual recurring revenue paid or payable to the Company (each, a “Top Customer”), and, to the Knowledge of the Company, no Top Customer has any material dispute with the Company. Schedule 3.18(b) sets forth a true, correct and complete list of each Top Customer. No Top Customer has (i) ceased, or notified the Company in writing or otherwise that it will cease or has threatened to cease to use, or reduce its use of, the services of the Company, or (ii) materially and adversely modified its relationship with the Company (including by materially changing the pricing terms or other material terms of such Top Customer’s business with the Company) or has threatened such material and adverse modification.

3.19        No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

(b)            The Company acknowledges that neither Buyer, Merger Sub nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or Merger Sub furnished or made available to the Company and its Representatives except as expressly set forth in Article IV (which includes the Disclosure Schedules), and neither Buyer, Merger Sub, their respective directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to the Company or any other Person resulting from Buyer making available to the Company or the Company’s use of such information.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company, except as set forth in the disclosure schedules delivered to the Company, as follows:

4.01         Qualification, Organization, Subsidiaries, etc. Each of Buyer and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer or Merger Sub to perform their obligations under this Agreement or to consummate the Transactions (a “Buyer Material Adverse Effect”). Buyer has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Buyer and Merger Sub, each as amended through the date hereof.

4.02         Corporate Authority Relative to This Agreement; No Violation.

(a)            Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the Transactions, have been duly and validly authorized by the boards of directors of Buyer and Merger Sub and by the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other actions or corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement, the performance by Buyer or Merger Sub of their obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company and the Representative, constitutes the valid and binding agreement of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the Transactions by Buyer and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body, other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable foreign or state securities or “blue sky” laws, and (iii) the other consents and/or notices set forth on Schedule 4.02(b) (collectively, clauses (i) through (iii), the “Buyer Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of Buyer or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in this Section 4.02(b) and receipt of the Buyer Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Buyer or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.03         Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the knowledge of Buyer, threatened) by any Governmental Body with respect to the Buyer or any of its Subsidiaries which would have, individually or in the aggregate, a Buyer Material Adverse Effect, and there is no Action pending (or, to Buyer’s knowledge, threatened) against Buyer or its Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, judgments or decrees of any Governmental Body in effect against Buyer or Merger Sub, in each case which would have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.04         Capitalization of Buyer.

(a)            Immediately prior to the Closing, the issued and outstanding capital stock of Buyer consists of 12,923,593 shares of Common Stock of Buyer, par value $0.01 per share, 800,000 shares of Series A Preferred Stock of Buyer, par value $0.01 per share, and 3,705 shares of Series B Preferred Stock of Buyer, par value $0.01 per share. All outstanding shares and all Buyer Shares to be issued to the Stockholders at or after Closing are, and will be, duly authorized, validly issued, fully paid and nonassessable and are not, subject to and were not, issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Buyer Per Share Price has been determined in good faith based on the Buyer's independent valuation conducted by Houlihan Capital and dated March 6th, 2024. Since this date, the Buyer has not suffered a known material adverse effect.

(b)            Except as set forth in Schedule 4.04(a) above or in Schedule 4.04(b), (i) the Buyer does not have any shares of its capital stock or other equity interests issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, calls, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities of the Buyer, or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Buyer is a party obligating the Buyer to (A) issue, transfer, dispose of or sell any shares of capital stock or other equity interests of the Buyer or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation right, preemptive right, phantom stock, convertible or exchangeable securities or other similar right, agreement, arrangement, undertaking or commitment, or (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests and (iii) there are no outstanding obligations of the Buyer to make any payment based on the price or value of any capital stock or other equity securities of the Buyer.

(c)            Except as set forth on Schedule 4.04(e), as of the date hereof, the Buyer does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Buyer.

(d)            Except as set forth on Schedule 4.04(d), as of the date hereof, the Buyer does not has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Buyer on any matter.

(e)            Except as set forth on Schedule 4.04(e), as of the date hereof, there are no voting trusts or other agreements or understandings to which the Buyer is a party with respect to the voting of the capital stock or other equity interest of the Buyer.

(f)            Except as set forth on Schedule 4.04(f), as of the date hereof, (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Buyer (excluding intercompany indebtedness among the Buyer and its Affiliates) and (ii) the Buyer is not a party to, and does not have any commitment to become a party to, any “off balance sheet arrangement” as defined in Item 303(a) of Regulation S-K promulgated by the SEC.

4.05         Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer or a wholly-owned Subsidiary of Buyer. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any Person other than Buyer or a wholly-owned Subsidiary of Buyer may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the Effective Time and has, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

4.06         No Vote of Buyer Stockholders. The sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Buyer or Merger Sub is required to adopt this Agreement and approve the Transactions.

4.07         Finders or Brokers. Neither Buyer nor any of its Subsidiaries or Affiliates nor any other person on their behalf has employed, engaged or entered into any arrangement with any investment banker, broker or finder in connection with the Transactions who might be entitled to any financial advisory fee or any broker’s commission or similar fee in connection with or upon consummation of the Merger for which the Company or its Subsidiaries would be liable if the Closing does not occur.

4.08         Financial Statements. (a)  Attached to Schedule 4.08 are complete and correct copies of: (i) the unaudited balance sheet of the Buyer, as of September 30th , 2024 (the “Latest Buyer Balance Sheet”) and the related statement of income and cash flows for the nine (9) month period then ended (collectively, the “Interim 2024 Buyer Financial Statements”), and (ii) the Buyer’s audited balance sheet as of, and the related statements of income and cash flows for each of the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “2022 and 2023 Buyer Financial Statements” and collectively with the Interim 2024 Buyer Financial Statements and the 2022 and 2023 Buyer Financial Statements, the “Buyer Financial Statements”). Except as set forth on Schedule 4.08, the Financial Statements have been prepared, in each case, in conformity with GAAP consistently applied, and present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and results of operations of the Buyer, as of the dates and for the periods referred to therein subject, in the case of the Interim 2024 Buyer Financial Statements, to (y) the absence of footnote disclosures and (z) changes resulting from normal year-end adjustments. The Buyer maintains internal controls over financial reporting that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, that receipts and expenditures of the Buyer are being made only in accordance with authorization of management and directors of the Buyer and that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Buyer’s assets. The Buyer has not identified and has not been advised by the Buyer’s auditors of any fraud or allegation of fraud. Buyer and Merger Sub each acknowledges that it and its Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and that, to the knowledge of Buyer, it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company.

(b)            Except for the representations and warranties contained in this Article IV, neither Buyer, Merger Sub, nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or Merger Sub. Buyer acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives except as expressly set forth in Article III (which includes the Disclosure Schedules), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Buyer or any other Person resulting from the Company’s making available to Buyer or Buyer’s use of such information, or any information, documents or material made available to Buyer in the due diligence materials provided to Buyer, including in that certain datasite administered by Google Drive (the “Dataroom”), other management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Buyer or Merger Sub with respect to any projections, whether or not included in the Dataroom or in any management presentation.

4.09        Tax Matters.

(a)            (i) Buyer has prepared and timely filed (taking into account any extension of time within which to file) all material income and other material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects and were prepared in compliance with applicable Law; (ii) Buyer has fully and timely paid all income and other material amounts of Taxes due and payable (whether or not shown on any Tax Return); (iii) there are no pending or threatened in writing, audits, examinations, investigations, disputes, claims or other proceedings in respect of material amounts of Taxes or material Tax Returns of Buyer; (iv) there are no liens for Taxes upon any property of Buyer; (v) Buyer has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) Buyer, within the time and in the manner prescribed by Law, has withheld and paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person (including pursuant to Code Sections 1441, 1442, 3102, and 3402 and any other applicable provision of state, local, or foreign Law), and all applicable forms required with respect thereto have been properly completed and timely filed; (vii) no written claim has been made by a taxing authority in a jurisdiction where Buyer does not file a material Tax Returns that Buyer is or may be required to file Tax Returns in, or subject to taxation by, that jurisdiction; (viii) Buyer (1) is not and has not been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or (2) does not have any liability for the Taxes of any Person (other than as a result of being a member of the consolidated, affiliated or unitary tax group of Buyer) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise; (ix) any Tax holiday claimed by Buyer in any jurisdiction is currently effective and will not be adversely affected by the Transactions; (x) Buyer (1) has not received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect Buyer after the Closing or (2) is not a party to any currently effective waiver or other agreement extending the statute of limitations in respect of material amounts of Taxes; (xi) Buyer is not a party to or bound by any Tax allocation, sharing, indemnification or similar agreement; (xii) Buyer has not entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (xiii) Buyer is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length; and (xiv) Buyer has not made any election pursuant to Section 965(h) of the Code.

(b)            All claims for the Employee Retention Credit (ERC) made in connection with its federal tax returns have been appropriately calculated and supported by the necessary documentation in accordance with the Internal Revenue Code and applicable Treasury Regulations. Buyer has not claimed any ERC amounts for which it was not eligible and has fully complied with all reporting and substantiation requirements.

(c)            Buyer has not received in writing from any federal, state, local or foreign taxing authority any, and to the knowledge of Buyer, none of the following are threatened in writing: (i) notice indicating an intent to open an audit or other review with respect to any amount of Tax, (ii) request for information related to Tax matters, or (iii) notice of material deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer. No audit or other review with respect to any amount of Tax of Buyer will have any adverse affect on Buyer Shares issued pursuant to this Agreement.

4.10         Operation of Buyer and Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no other business activities and has incurred no liabilities or obligations other than in connection with its organization and formation, their execution and delivery of this Agreement and the other Transaction Documents and their performance of its obligations hereunder and thereunder or in furtherance of the consummation of the Transactions.

4.11         Board Approvals.

(a)            The board of directors of Buyer, by resolutions duly adopted by written consent or at a meeting duly called and held, has approved the Transactions.

(b)            The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger.

4.12          Investment Representation; Investigation. Buyer is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Article V

ADDITIONAL AGREEMENTS AND COVENANTS

5.01         Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as reasonably requested to evidence and effectuate the Transactions.

5.02         Affiliate Contracts. The Company will cause the termination, in each case without any continuing liability or other obligation to the applicable counterparty under such contract or arrangement, effective no later than the Effective Time, of the contracts or arrangements set forth on Schedule 5.02.

5.03         Restrictive Covenants. Each Founder hereby acknowledges and agrees that such Founder is familiar with the Company’s Trade Secrets and other Confidential Information, and that the Company would be irreparably damaged if any Founder were to provide services to any Person competing with the Company or engaged in a similar business and that such competition by such Founder would result in a significant loss of goodwill by the Company. Each Founder further acknowledges and agrees that the covenants and agreements set forth in this Section 5.03 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Founder breached the provisions of this Section 5.03. Each Founder further acknowledges that his, her or its services have been and shall be of special, unique and extraordinary value to the Company, and that such Founder has been substantially responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill. Therefore, in further consideration of the Merger Consideration payable to the Founders hereunder (from which the Founders shall derive substantial direct and indirect benefit), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Founder hereby covenants and agrees as follows:

(a)            From the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restrictive Period”), each Founder shall not (and each shall cause each of its Affiliates (other than the Company) not to) directly or indirectly own any interest in, individually or in conjunction with any other person, manage, control, participate in (whether as an officer, manager, director, employee, partner, agent, representative, consultant, contractor or otherwise), consult with, render services for, acquire, establish or own any financial, beneficial or other interest in, or in any other manner engage or plan on engaging (or assisting any other entity to plan to engage) in the gifting or consumer packaged goods industry in any country, state, municipality, locale or jurisdiction in which the Company conducts business as of the Closing Date. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Founder or its Affiliates from being a passive owner of not more than two percent of the outstanding stock of any class of a corporation that is publicly traded, so long as none of such Persons have any active participation in the business of such corporation.

(b)            During the Restrictive Period, each Founder shall not and shall not attempt to (and shall cause each of its Affiliates (other than the Company) not to) directly or indirectly through another Person, (i) solicit, encourage or induce any employee or independent contractor of the Company to leave the employ or services of such Company, or in any way interfere with the relationship between the Company and any employee or independent contractor thereof, (ii) hire or engage any person who was an employee or independent contractor of the Company at any time during the twelve (12) month period immediately prior to the date on which such hiring or engagement would take place, except pursuant to a general solicitation which is not directed specifically to any employee or independent contractor, or (iii) call on, solicit or service any client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of the Company in order to solicit, encourage or induce or attempt to induce such Person to cease doing business with the Company, or in any way interfere with the relationship between any such client, customer, distributor, supplier, service provider, licensee, investor or business relation and the Company (including making any negative or disparaging statements or communications regarding the Company or its affiliates or investors, or any of their respective businesses, employees, officers, managers or directors).

(c)            Each Founder shall not at any time disclose or use any Confidential Information of which such Founder is or becomes aware, whether or not such information was or is developed by him, her or it, except to the extent that such disclosure or use is directly related to and required by his, her or its performance of duties assigned to him, her or it by the Company. Each Founder shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by any Founder of Confidential Information that (i) has been published in a form generally available to the public other than as a result of his, her or its acts or omissions to act prior to the date such Founder proposes to disclose such information or (ii) is required to be disclosed pursuant to any applicable Law or court order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d)            Except for the activities permitted under Section 5.03(a), no Founder may take any action or inaction the result of which would be to divert revenue or contract rights represented in the Financial Statements from the Company or Buyer, including, but not limited to, seeking to produce insurance business under Contracts held in the name of such Founder for the benefit of anyone other than Buyer or Companies.

(e)            No Founder shall (a) make, or cause to be made, any statement, observation, opinion or other communication, or (b) communicate any information (whether oral or written), in each case with the intent to, or that is false and that is reasonably likely to, impugn or attack the reputation or character of Buyer, the Company or any of its Affiliates, or their respective known former or present directors, officers, employees, equityholders or other representatives. Nothing in this Agreement shall prevent the Founders from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through the Company, or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by any Founder.

(f)             If, at the time of enforcement of the covenants contained in this Section 5.03 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Founder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Buyer hereunder and the nature of the Company’s business is such that it is not conducted with respect to geographical boundaries. Each Founder further acknowledges and agrees that the Restrictive Covenants are being entered into by him, her or it in connection with the direct or indirect sale by him, her or it of the goodwill of the Company’s business pursuant to this Agreement and not directly or indirectly in connection with his, her or its employment or other relationship with the Company.

(g)            If any Founder breaches any of the Restrictive Covenants, the Company and Buyer shall have the right to seek the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to such Parties at Law or in equity:

(i)            the right and remedy to have the Restrictive Covenants specifically enforced, including by specific performance and/or injunctive or other relief (without posting a bond or other security), by any court of competent jurisdiction, subject to and in accordance with the provisions of Article VIII of this Agreement, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company and Buyer; and

(ii)            the right and remedy to require such Founder to account for and pay over to the Company (or, at the election of Buyer, to Buyer) any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants to the extent as the result of any transactions constituting a breach of the Restrictive Covenants.

(h)            In the event of any breach or violation by any Founder of any of the Restrictive Covenants, the time period of such covenant for such Founder who breached the Restrictive Covenant (and for no other Founder) shall be tolled until such breach or violation is resolved.

5.04         Director and Officer Liability Insurance.

(a)            At the Closing, the Surviving Corporation will (the cost and fees of which will be borne 100% by the Stockholders through the Net Working Capital Calculation) obtain, maintain and fully pay for irrevocable “tail” insurance policies naming each present (as of immediately prior to the Effective Time) and former officer or director of the Company (the “Indemnified Persons”) as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policy with respect to matters existing or occurring at or before the Closing Date; provided that, in the event that any claim is brought under any such policy before the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. The relevant tail insurance policies which must be obtained by Surviving Corporation include Directors and Officers Liability Insurance, Employment Practices Liability Insurance, and Cyber Liability Insurance. The Surviving Corporation will not cancel or change such insurance policies in any respect and will maintain such policies in full force and effect.

(b)            In the event that the Surviving Corporation or any of its successors or assigns of (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, the successors and assigns of such Persons or properties, rights or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 5.04 as a condition of succession of assignment.

Article VI

INDEMNIFICATION

6.01         Survival.

(a)            All of the representations, warranties, covenants and agreements set forth in this Agreement and the Schedules and Exhibits attached hereto or in any certificate, instrument or other document delivered by any Party to another Party in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate not deemed to be a Schedule hereto) and shall continue in full force and effect. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedules shall be deemed to be a part of (and a disclosure of breaches of) the representation and warranty to which it relates and shall be deemed to be a disclosure for all other sections of the Disclosure Schedules to the extent reasonably apparent on its face.

(b)            Notwithstanding the foregoing or anything to the contrary contained herein, no Party shall be entitled to recover for any Loss (as defined below) arising from or relating to a breach of representations and warranties set forth in Article III or Article IV unless written notice thereof is delivered to the other Parties prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall be the date that is 18 months after the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be:

(i)            with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.01 (Qualification, Organization, Subsidiaries, etc.), Section 3.02 (Capital Stock), Section 3.03 (Corporate Authority Relative to This Agreement; No Violation), Section 3.06 (Legal Compliance), and Section 3.15 (Finders or Brokers) (collectively, the “Company’s Fundamental Representations”) there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive indefinitely);

(ii)           with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.11 (Tax Matters) and Pre-Closing Taxes, the Applicable Limitation Date shall be thirty (30) days following the date of expiration of the statute of limitations with respect to the underlying liabilities at issue applicable thereto.

(c)            Notwithstanding anything in this Section 6.01 to the contrary, in the event that (A) any breach of any representation or warranty of the Stockholders or the Company results from or constitutes criminal activity, willful misconduct, fraud or intentional misrepresentation of the Stockholders or the Company, or (B) any breach or alleged breach of any representation or warranty by Buyer results from or constitutes criminal activity, willful misconduct, fraud or intentional misrepresentation of Buyer, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate) and shall continue in full force and effect until the expiration of the statute of limitations as set forth in the State of Delaware or under federal Law.

6.02         Indemnification.

(a)            The Stockholders shall, severally but not jointly on a pro rata basis amongst the Stockholders, indemnify and hold harmless Buyer and its officers, directors, equityholders, partners, employees, agents, representatives, successors and assigns and Affiliates (collectively, as the case may be, the “Buyer Indemnified Parties”), against any claim, assertion, loss, Tax, liability, damage, cost or expense (each, a “Loss”), including reasonable legal expenses and costs associated therewith, which they may suffer, sustain or become subject to as the result of:

(i)             the breach of any representation or warranty made by the Company in this Agreement (including the Disclosure Schedules) or any other Transaction Documents;

(ii)            the breach of any covenant or agreement to be performed by the Company;

(iii)           Pre-Closing Taxes; or

(iv)          any Indebtedness of the Company arising from the operation of the Company prior to Closing and any Transaction Expenses, in each case, to the extent not accounted for in the Closing Statement.

(b)            Each Stockholder shall indemnify and hold harmless the Buyer Indemnified Parties against any Loss, including reasonable legal expenses and costs associated therewith, which they may suffer, sustain or become subject to as the result of:

(i)             the breach of any representation or warranty made by such Stockholder in this Agreement (including the Disclosure Schedules) or any other Transaction Documents; or

(ii)            the breach of any covenant or agreement to be performed by such Stockholder.

(c)            Buyer shall indemnify and hold harmless the Stockholders and their officers, directors, equityholders, partners, employees, agents, representatives, successors and assigns and Affiliates (collectively, as the case may be, the “Stockholder Indemnified Parties”), against any Losses that they may suffer, sustain or become subject to as the result of (i) the breach of any representations and warranties made by the Buyer or the Merger Sub in this Agreement or any other Transaction Documents, or any covenant or agreement to be performed by Buyer, or (ii) any personal guaranty or other obligation of any Owner with respect to any Indebtedness that is not paid off or is otherwise assumed or retained by the Company at Closing.

6.03         Limitations.

(a)            For any breach by a Stockholder of any representation and warranty or of any covenant or agreement to be performed by such Stockholder pursuant to Section 6.02(b), such breaching Stockholder shall be solely responsible for indemnifying the Buyer Indemnified Parties and no non-breaching Stockholder shall be required to indemnify the Buyer Indemnified Parties.

(b)            For purposes of this Article VI, in calculating (i) the amount of any Loss with respect to any such breach, and (ii) whether or not any inaccuracy in or breach of any representation or warranty has occurred, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

(c)            For U.S. federal, state and local income Tax purposes, except as otherwise required by Law, the Parties agree to treat all indemnification payments made pursuant to this Article VI as adjustments to the Closing Stock Payment.

(d)            Notwithstanding anything else herein to the contrary, no Stockholder shall have any right (and each such Person hereby irrevocably waives any claim with respect to) to advancement, indemnification, contribution or other recovery of any kind (in any capacity whatsoever) from Buyer or any of its Affiliates (including the Company) or any other Buyer Indemnified Party with respect to any matter for which any Stockholder would be liable to indemnify any Buyer Indemnified Party under this Article VI (without giving effect to any limitations including as to time, survival periods, deductibles, thresholds, caps, and knowledge or materiality qualifiers), including without limitation the costs and expenses of defending any claims with respect to any such matter.

(e)            The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a), Section 6.02(b), or Section 6.02(c), as the case may be, until the aggregate amount of all Losses in respect of indemnification exceeds $30,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(f)            Other than Company Fundamental Representations, the aggregate amount of all Losses for which Stockholders collectively shall be liable pursuant to 6.02(a)(i) or Section 6.02(b)(i) shall be limited to $425,000.00. Each Stockholder's maximum aggregate liability with respect to all indemnification claims pursuant to this Article VI shall not exceed the amount of Merger Consideration received by such Stockholder.

(g)            In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

6.04         Claims; Procedures.

(a)            Any party making a claim for indemnification under this Section 6.04 (an “Indemnified Party”) must give the indemnifying party (the “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”), within thirty (30) days after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 6.04 except to the extent the Indemnifying Party is materially prejudiced as a result thereof. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party may assume the defense of such matter; provided, that (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (ii) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business and (iii) the Indemnifying Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which (x) includes damages other than monetary damages or (y) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability and obligations with respect thereto. If, within such thirty (30) day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Article VI. Notwithstanding any other provision of this Agreement, any costs and expenses relating to the investigation, settlement and defense, including court costs and attorneys’ fees, incurred or suffered by the Indemnified Party in connection with the defense of any Third Party Claim alleging matters that would constitute a breach or inaccuracy of a representation or any other indemnifiable matter specified in Section 6.02(a) or Section 6.02(b), whether or not it is ultimately determined that there was such a breach or inaccuracy or indemnifiable matter, will constitute indemnifiable Losses subject to indemnification under Section 6.02(a) or Section 6.02(b), it being understood that such indemnifiable Losses will be subject to the same limitations that correspond to the applicable representation or indemnifiable matter to which the allegations in the Third Party Claim relate.

(b)            From and after the Closing, any indemnification to which a Buyer Indemnified Party is entitled under this Agreement as a result of any Loss pursuant to any breach pursuant to Section 6.02(a) shall be satisfied by solely recouping all or any portion of such Loss by automatically forfeiting each Stockholder’s (or any of its transferees) Buyer Shares on a pro rata basis (or any amounts otherwise distributable in respect thereof at any time) based on the Buyer Per Share Price.

(c)            From and after the Closing, any indemnification to which a Buyer Indemnified Party is entitled under this Agreement as a result of any Loss pursuant to any breach pursuant to Section 6.02(b) by a Stockholder shall be satisfied solely by recouping all or any portion of such Loss by automatically forfeiting such breaching Stockholder’s (or any of its transferees) Buyer Shares (or any amounts otherwise distributable in respect thereof at any time) based on a value of $6.19 per share.

Article VII

TAX MATTERS

7.01         Tax Returns. Buyer (or an Affiliate thereof) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Any such Tax Return or Tax Return for a Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Representative (together with schedules, statements and, to the extent requested by Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Representative (on behalf of the Stockholders). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

7.02         Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.03         Cooperation. Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party (and at the requesting Party’s sole expense), in connection with the filing of any Tax Returns of the Company or with any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.04         Tax Sharing Agreements. All Tax allocation, sharing, indemnification or similar contracts or arrangements or any other contract or arrangement providing for payments in respect of Taxes or Tax benefits (excluding, in each case, agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes) with respect to or involving the Company shall be terminated as of the Closing Date, and the Company shall not have any further rights or liabilities thereunder. Any power of attorney with respect to Taxes or Tax Returns of the Company will be terminated as of the Closing Date.

7.05         Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Article VIII

MISCELLANEOUS

8.01         Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) will be issued or made by any party to this Agreement or any of its Affiliates or Advisors without the approval of Buyer.

8.02         Expenses. Except as expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the consummation of the Transactions will, subject to Section 8.16, be paid by the party incurring or required to incur such expenses.

8.03         Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device or by electronic mail, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:

Notices to Buyer, Merger Sub and/or the Surviving Corporation (following the Effective Time):

Sugarfina Corporation

Sugarfina Merger Sub One, Inc.
5275 W. Diablo Dr., Suite A1-101, Las Vegas, NV, 89118

Attention:        Scott LaPorta and Fiona Revic

Email:               Scott.Laporta@sugarfina.com; Fiona.Revic@sugarfina.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Attention: Damon R Fisher, P.C. Email: dfisher@kirkland.com

Notices to the Company (prior to the Effective Time) or the Representative:

BoxFox, Inc. [Address] Attention: [●] Email: [●]

with a copy to (which shall not constitute notice):

Rutan & Tucker, LLP
18575 Jamboree Road, 9th Floor

Irvine, CA 92612
Attention:     Kelly Galligan

Email:             kgalligan@rutan.com

Notices to the Representative:

Chelsea Moore Shannon
4715 W 135th Street

Hawthorne, CA 90250

Email: chelsea.loren.moore@gmail.com

with a copy to (which shall not constitute notice):

Rutan & Tucker, LLP
18575 Jamboree Road, 9th Floor

Irvine, CA 92612
Attention:      Kelly Galligan

Email:              kgalligan@rutan.com

8.04         Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Buyer, the Surviving Corporation and the Representative; provided, that Buyer may assign this Agreement to any of their respective Subsidiaries, provided that no such assignment shall relieve Buyer of their respective obligations under this Agreement.

8.05         Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived (a) only in a writing signed by Buyer, the Company, and the Representative. Any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Representative only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

8.06         Third Party Beneficiaries. Except as otherwise expressly provided herein, including Sections 8.01, 8.05, 8.06, and 8.07, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.07         Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such named party. Notwithstanding anything in this Agreement to the contrary, no past, present or future shareholder, incorporator, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement or any of their successors or assigns or shareholder, incorporator, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any of the foregoing (each, other than the Company, Buyer, Merger Sub or the Stockholders, a “Non-Recourse Party”) will have any liability or obligations (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement or the Transactions. Without limiting the foregoing, no claim will be brought or maintained by any party or any of its Affiliates or any of their respective successors or permitted assigns against, and no such person shall seek to recover monetary damages from any Non-Recourse Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

8.08         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.09         Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

8.10         Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules, or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties except to the extent expressly provided in this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.

8.11         Complete Agreement. This Agreement and any other agreements expressly referred to herein or therein (collectively, the “Transaction Documents”), contain the entire agreement of the parties regarding the subject matter of this Agreement and the Transactions and supersedes all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties.

8.12         Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

8.13         Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the parties hereto will be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.14 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.13 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the parties pursuant to this Section 8.13 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the parties from seeking the payment of any liabilities, losses, damages, costs or expenses related to the other party’s of this Agreement.

8.14        Jurisdiction and Exclusive Venue. Each of the parties irrevocably agrees that any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit, claim, investigation or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any action, suit, claim or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each party hereby irrevocably consents to the service of any and all process in any such action, suit, claim or proceeding by delivery of such process in the manner provided in Section 8.14 and agrees not to assert (by way of motion, as a defense or otherwise) in any action, suit, claim or proceeding any claim that service of process made in accordance with Section 8.03 does not constitute good and valid service of process.

8.15         Governing Law; Waiver of Jury Trial.

(a)            This Agreement, and any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE FINANCING SOURCES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE FINANCING SOURCES), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.16         Representative.

(a)            Subject to the terms and conditions of this Section 8.16, Chelsea Moore Shannon, is designated as the Representative to act on behalf of the Stockholders for certain limited purposes, as specified herein. Approval of this Agreement by the Stockholders holding a majority of the outstanding Common Stock will, to the maximum extent permitted under applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such designation by the Stockholders, and authorization of the Representative to serve in such capacity (including the exclusive power to negotiate and settle any and all disputes with Buyer and Merger Sub under this Agreement), and will also constitute a reaffirmation, approval, consent to, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Representative on behalf of the Stockholders in this Agreement and the other documents delivered in connection herewith, in each case, whether entered into or taken before, on or after the date of such approval. The Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than 50% of the Common Stock as of immediately prior to the Effective Time (other than (x) shares of Common Stock cancelled pursuant to Section 1.04(c) and (y) Dissenting Shares) (such Persons, the “Majority Holders”). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence with respect to the resignation or removal of the Representative, such designation is irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Stockholders. In the event that a Representative has resigned or been removed in accordance with this Section 8.16(a), a new Representative will be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative will be delivered by the Representative to Buyer promptly after such action is taken. Buyer shall be entitled to rely upon the authority of the Representative to act as the agent of the Stockholders. Any payment by Buyer to the Representative under this Agreement shall be considered a payment by Buyer to the Stockholders and Buyer shall have no liability for any claim by any Stockholder that it did not receive the proper portion of such payment that such Stockholder was entitled to under this Agreement or otherwise.

(b)            The Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith; provided, however, that the Representative will have no obligation to act on behalf of the Stockholders. The Company, the Surviving Corporation, Buyer, Merger Sub, and the Firm will be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions will conclusively be deemed to have been authorized by, and will be binding upon, the Stockholders; provided that nothing herein shall permit the Representative to allocate or distribute or direct the allocation or distribution of any amount received in connection with this Agreement on behalf of the Stockholders other than in accordance with the terms of this Agreement and the terms of the securities held by the Stockholders immediately prior to the Effective Time. Neither the Representative, nor any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors will have any liability to Buyer, Merger Sub, the Company, the Surviving Corporation, the Stockholders, or any of their respective Affiliates, or any Person acting on behalf of the foregoing, with respect to actions taken, or omitted to be taken, by the Representative in such capacity (or its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith); provided that nothing herein shall relieve the Representative from its own gross negligence or willful misconduct. The Representative will be entitled to engage such Advisors as it will deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative (for itself, and for its officers, directors, employees, partners (general or limited), members, managers, Advisors) will be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its Advisors) incurred by or on behalf of the Representative in such capacity (or any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith), and to full indemnification against any liabilities, losses, damages, obligations, costs or expenses arising out of actions taken or omitted to be taken in its capacity as Representative, including the costs and expenses of investigation, defense, settlement or adjudication of any action, suit, claim, investigation, or proceeding, from the Stockholders (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as the Representative, or funds to be distributed to the Stockholders under this Agreement at its direction, pursuant to or in connection with this Agreement) and all payments required to be made under ARTICLE I are expressly subject to this Section 8.16(b). Each Stockholder will be responsible for its pro rata portion of any amount owed to the Representative in accordance with this Section 8.16(b) based upon the pro rata portion of the Aggregate Fully-Diluted Common Shares held by such Stockholder immediately prior to the Closing (as finally calculated pursuant to Section 1.07(e)). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative will have the power and authority to set aside and retain additional equities paid to or received by it to be paid to the Stockholders as Merger Consideration pursuant to this Agreement at Closing or thereafter (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable); provided that nothing herein shall permit the Representative to allocate or distribute or direct the allocation or distribution of any amount received in connection with this Agreement on behalf of the Stockholders other than in accordance with the terms of this Agreement and the terms of the securities held by the Stockholders immediately prior to the Effective Time. Notwithstanding anything to the contrary herein, the Representative shall not be entitled to any fees or other compensation in connection with serving as Representative hereunder. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Stockholder for any purpose of U.S. federal or state Law, including federal, state or foreign income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Stockholder.

(c)            Each Buyer Party (on its own behalf, and on behalf of the Buyer Group), and the Company acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder, and no action, suit, claim, investigation, or proceeding will be brought by, or on behalf of, any Buyer Party or the Buyer Group (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against the Representative in its capacity as the Representative with respect to this Agreement or the Transactions, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” will not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees in writing).

8.17         Privileged Communications; Conflict Waiver.

(a)            Buyer acknowledges certain Privileged Communications may be present within the books and records and information technology systems of the Company, and Buyer and the Company are unwilling or unable to permanently destroy the Privileged Communications because of its document retention policies and for various other practical reasons. The Parties agree that the presence of such Privileged Communications in the Company’s books and records and information technology systems shall not constitute a waiver by the Company or Stockholders of any attorney-client privilege with respect thereto. Buyer hereby agrees that if Buyer discovers, has in its possession, or otherwise becomes aware of any Privileged Communication as a result of owning and having access to the books and records and information technology systems of the Company, Buyer and Buyer’s Affiliates shall be precluded from using, and shall not use or permit to be used, any such Privileged Communication against Stockholders or the Company in connection with any claim that may arise out of or relate to this Agreement, any agreement entered into in connection herewith, or the Transactions. Further, Buyer shall not succeed to the Privileged Communications, and Stockholders shall have sole and exclusive authority and ownership of the Privileged Communications.

(b)            The Parties acknowledge and agree that Rutan & Tucker, LLP may after the Closing represent Company, Stockholders and/or their affiliates in matters related to this Agreement, the Transaction Documents entered into in connection herewith, or any other matter, including matters related to post-Closing claims made by Buyer, its Affiliates, or any Buyer Indemnified Party, and other claims that may arise out of or relate to this Agreement or the Transaction Documents entered into in connection herewith. Buyer hereby acknowledges that it has had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and they hereby waive any conflict arising out of such future representation with respect to the matters described in this Section.

8.18         No Right of Set-Off. Each Buyer Party, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Merger Consideration any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

8.19         Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Article IX

DEFINITIONS

9.01         Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.

“Accounting Principles” means, in accordance with the definitions set forth in this Agreement, using (x) the specific policies as set forth on Exhibit B-1, and (y) to the extent not addressed in Exhibit B-1, the same accounting methods, assumptions, and policies, with consistent classifications, judgments and estimation methodologies, as were used in the preparation of the 2022 and 2023 Unaudited Financial Statements.

“Action” means any claim, charge, action, suit, litigation, compliant, controversy, demand, arbitration, mediation (or other alternative dispute resolution process), grievance, inquiry, hearing, examination, proceeding, arbitration, audit or investigation, whether civil, criminal, administrative or investigative.

“Adjustment Calculation Time” means (i) with respect to Net Working Capital and Cash, 11:59 p.m. pacific time on the day immediately prior to the Closing Date and (ii) with respect to Indebtedness and Transaction Expenses, immediately prior to the Effective Time.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Fully-Diluted Common Shares” means, as of any date of determination, the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares); provided that, for the avoidance of doubt, in no event shall Aggregate Fully-Diluted Common Shares include any of the shares contemplated by Section 1.04(c).

“Anti-Bribery & Anti-Money Laundering Laws” means all applicable anti-bribery, anti-corruption, and anti-money laundering Laws, including, without limitation, (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act of 2010, and (iii) European Union Anti-Money Laundering Directives.

“Buyer Common Stock” means the common stock, par value $0.01, of Buyer.

“Base Merger Consideration” means $14,000,000.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in any of Los Angeles, California or New York, New York are required to be closed as a result of federal, state or local holiday.

“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Surviving Corporation and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns or any former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns of any of the foregoing.

“Buyer Parties” means Buyer and Merger Sub.

“Buyer Shares” means shares of Buyer Common Stock issued by Buyer pursuant to the terms and conditions of this Agreement.

“Cash” means, as of any given time of determination, (i) all cash and cash equivalents of the Company or any of its Subsidiaries that are U.S. Persons and held in a bank, securities or brokerage account in the United States at such time and calculated in U.S. dollars and not loaned, pursuant to a loan that remains outstanding as of the Effective Time, from a Subsidiary outside the United States (net of any Tax or similar cost payable (or paid after the Adjustment Calculation Time) to repatriate such amounts to the United States), plus (ii) any deposits in transit, uncleared checks, inbound wire transfers in the United States to the Company or any of its Subsidiaries that are U.S. Persons at such time and calculated in U.S. dollars, minus (iii) any checks written (but not yet cashed) or outbound wire transfers in the United States by the Company or any of its Subsidiaries that are U.S. Persons at such time and calculated in U.S. dollars.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in methods, conventions, assumptions or estimation techniques (unless required by objective changes in underlying events) utilized in making accounting estimates.

“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of the Adjustment Calculation Time (without giving effect to the Transactions but including any prepayment penalties, premia, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Stock Merger Consideration” means, as of any time of determination, the Estimated Merger Consideration.

“Closing Stock Per Share Merger Consideration” means, as of any time of determination, the quotient determined by dividing (i) the Closing Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, all issued and outstanding common stock, par value $0.01of the Company.

“Confidential Information” means all confidential, sensitive or proprietary information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or the Founders, as the case may be, in the performance of duties for, or on behalf of, the Company or that relates to the business, products, services or research of the Company, any of its investors, partners, strategic alliance participants, officers, directors, employees, or equityholders or their respective Affiliates, including, without limitation: (a) internal business information of the Company (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company Intellectual Property and updates of any of the foregoing.

“consistently applied” means that no changes in accounting principles will have been made from those used by the Company and its Subsidiaries in the preparation of the Latest Balance Sheet, including with respect to the nature of accounts and the methods for determining the level of reserves or accruals.

“Customs & International Trade Laws” means any Law or other decision or requirement having the force or effect of Law of any Governmental Body, concerning the importation, exportation, reexportation, or deemed exportation of products, including software, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such importation, exportation, reexportation, or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations; the Arms Export Control Act; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by the United States Office of Foreign Assets Control; executive orders of the President regarding embargoes and restrictions on transactions with designated entities and countries; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“DGCL” means the Delaware General Corporation Law.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the applicable time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Estimated Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Transaction Expenses, plus (v) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

“Final Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Transaction Expenses, plus (v) the amount (if any) by which Closing Net Working Capital exceeds Target Net Working Capital, minus (vi) the amount (if any) by which Target Net Working Capital exceeds the Closing Net Working Capital, in each case, as finally determined pursuant to Section 1.07(b) or Section 1.07(c).

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any officer or employee of a Governmental Body or any person acting in an official capacity for or on behalf of any Governmental Body or on behalf of any such public organization.

“Governmental Body” means any supranational, national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal or body (public or private).

“Hazardous Substance” any hazardous, toxic or environmentally deleterious substance or material presently listed, defined, designated, regulated or classified as hazardous, toxic, radioactive or dangerous or other term of similar regulatory import under any Environmental Law, and any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, toxic mold, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Indebtedness” means, as of any given time of determination, without duplication, (a) the amount of all indebtedness for borrowed money under any credit facilities and liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities (in each case including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties or premiums, make-wholes, breakage costs, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn, (c) all accrued obligations issued or assumed as the deferred purchase price of property (other than trade payables incurred in the ordinary course of business to the extent taken into account as a current liability in Closing Net Working Capital) or for earn-outs, holdbacks of purchase price or other similar obligations, (d) all obligations under the capital leases of the Company and its Subsidiaries, (e) the amount required to be paid to terminate or unwind all interest rate or currency swaps or other swap, hedge, derivative or similar Contract, (f) all accrued and unpaid severance obligations (including any advanced or deferred severance payment) arising prior to the Effective Time with respect to termination of employment or service of any current or former employee or individual service provider of the Company or any of its Subsidiaries (including the employer portion of any related Taxes), (g) all Unpaid Taxes and (h) guarantees by the Company of the foregoing, for all purposes of the foregoing clauses (a)-(g), determined using the same accounting methods, assumptions, and policies, with consistent classifications, judgments and estimation methodologies, as were used in the preparation of the 2022 and 2023 Unaudited Financial Statements; provided that, without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include any amounts to the extent included in Closing Net Working Capital or Transaction Expenses.

“Intellectual Property Rights” means all of the following: (i) patents; (ii) rights in trademarks, service marks, trade names, Internet domain names and other source indicators, together with all goodwill associated with each of the foregoing; (iii) rights in copyrights, mask works, Software and copyrightable works; (iv) registrations or applications with respect to any of the foregoing; (v) rights in trade secrets, confidential information, know-how and in all other tangible and intangible proprietary information and (vi) all other intellectual property rights of any type recognized in any jurisdiction.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Chelsea Moore Shannon and Jennifer Olivero.

“Law” means any law (including common law), act, statute, code, judgment injunction, rule, award, decree, writ, ordinance, regulation, or Order of any Governmental Body.

“Lender” means the applicable lender or lenders under each Loan Agreements.

“Liens” means all liens, mortgages, encumbrance, adverse claim, hypothecation, lease, license, sublease, easement, right-of-way, encroachment, deeds of trust, pledges, security interests, charges, claims, covenants, easements, servitudes, proxies, voting trusts, option, right of first refusal or agreements or title or transfer restrictions under any stockholder or similar agreement.

“Loan Agreement” means those certain agreements listed on Schedule 2.02(f).

“Material Adverse Effect” means any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate, (i) are, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business, or operating results of the Company, or (ii) prevents or would reasonably be expected to prevent the Company from consummating the Merger; provided that, in the case of the foregoing clause (i), none of the following, either alone or in combination, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Company operates, (b) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions), (d) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, (e) changes in, or effects arising from or relating to changes in, GAAP, (f) changes in, or effects arising from or relating to changes in, Laws or other binding directives or determinations issued or made by, or agreements with or consents of, any Governmental Body, (g) changes, events, developments, occurrences, results or effects arising from or relating to the (i) the taking of any action expressly required by this Agreement or taken at the express written request of Buyer or its Affiliates or (ii) the announcement, execution or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, lessors, suppliers or other commercial partners, (h) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect) or (i) the effect of any action taken by Buyer or its Affiliates with respect to the Transactions, except in the case of the foregoing clauses (a), (b), (c), (d), (e) or (f) to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Merger Consideration” means the Stock Consideration in accordance with this Agreement.

“Net Working Capital” means (a) current assets of the Company and its Subsidiaries plus (i) long-term financed receivables, (ii) the impact of purchase accounting adjustments related to prior adjustments of current assets, (iii) prepaid acquisition costs and (iv) current and deferred Tax assets, minus (b) current liabilities of the Company and its Subsidiaries, plus long-term deferred revenue, but excluding (i) Indebtedness, (ii) Transaction Expenses, (iii) the impact of purchase accounting adjustments related to prior adjustments to deferred revenue and (iv) current and deferred Tax liabilities. Exhibit B-2 sets forth an example of the calculation of Net Working Capital as of July 31, 2024. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty, and will not incur any liability, in respect thereof.

“Net Revenue” means revenue recognized in accordance with ASC 606 and is recorded net of estimated returns, discounts, and sales incentives given to customers and excludes sales taxes. Amounts billed to customers for shipping and handling costs as incurred are included in Net Revenue. The definition of Net Revenue shall exclude all of the following: (1) any revenue not from bona fide, arm’s length transactions and (2) any non-operating revenue or revenue arising from any activity which is not normally carried on by, or which is outside of the ordinary course of business of the Company as of the Closing Date, including, but not limited to, the following: (A) any revenues, profits or gains of capital nature (including, for the avoidance of doubt, arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed assets); (B) any revenues, profits, or gains arising from an upward revaluation of any fixed assets of the Company; (C) any revenues, profits or gains arising in respect of any purchase accounting; and (D) any revenues, profits, or gains in respect of the cumulative effect of a change in accounting principles from the Closing through the end of the Performance Period.

“Open Source Software” means any software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) and listed at http://www.opensource.org/licenses.

“Order” means any judgment, order, directive, determination, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.

“Per Share Stock Consideration” means (i) the Closing Stock Per Share Merger Consideration plus (ii) the portion of any amount payable pursuant to Section 1.07(d) or Section 1.07(e), as applicable with respect to a share of Common Stock.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent, due or payable, or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP, (c) purchase money Liens, (d) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet overdue, (e) zoning, building codes, and other land use Laws regulating the use or occupancy of the Leases or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over the subject real property and which are not violated by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (f) easements, servitudes, covenants, restrictions, and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries as currently conducted, (g) with respect to all Leases, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, (h) Liens set forth on the Permitted Liens Schedule, and (i) non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means (A) all Taxes (or the non-payment thereof) imposed on or with respect to the Company for all Pre-Closing Tax Periods, (B) any Taxes resulting from or attributable to any taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Code Section 481 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (C) any and all Taxes of any members of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law or regulation), (D) any taxes of any Stockholder, and (E) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Privacy Policy” or “Privacy Policies” means any written policy or procedure of the Company or its Subsidiaries relating to confidential, personal, personally identifiable, sensitive or regulated information.

“Privileged Communications“ means any attorney-client privileged communications between or among a Stockholder or the Company (through its, his or her employees, directors and other agents), on the one hand, and Rutan & Tucker, LLP or any one of the Stockholder’s or Company’s other legal counsel or other professional advisors, on the other hand, in each case, relating to this Agreement, the agreements entered into in connection herewith, or the Transactions.

“Product” means any products or services sold or licensed (or offered for sale or license) by the Company.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Stock Consideration” means, with respect to each Stockholder, the applicable Closing Stock Payment plus any amounts payable to such Stockholder with respect to Common Stock pursuant to Section 1.07(d) or Section 1.07(e), as applicable.

“Stockholders” means the holders of Common Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Systems” means servers, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment.

“Target Net Working Capital” means $(150,000.00).

“Tax” or “Taxes” means any (i) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, employment, unemployment, disability, real property, personal property, escheat, abandoned or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, levy, fee, impost or other similar governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or having been) a member of any combined, consolidated or affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, by contract or otherwise

“Tax Returns” means any return, statement, form, report or similar filing (including any attachments thereto) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Trade Secrets” shall include any and all versions of the computer software, hardware, and documentation of the Company; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of the Company; and all other confidential proprietary information, patents, ideas and know-how which are in the possession of the Company, no matter what the source, including any such information that the Company obtain from a customer, supplier, retail partner or other Person that the Company treats or designates as confidential proprietary information, whether or not such information is owned or was developed by the Company.

“Transaction Expenses” means, to the extent incurred prior to the Effective Time and not paid by the Company before the Effective Time, (a) the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company incurred by or on behalf of, or to be paid by, the Company in connection with the Transactions or consideration of any other strategic alternatives, including any sale of the Company to other Persons or any public or private offering of shares and (b) all bonus, incentive and similar “single-trigger” change in control or retention payments payable to current or former employees, executive officers, individual service providers or directors as a result of the Transactions and only if triggered without the requirement of any further action by the Company or its respective Affiliates on or following the Closing (including any termination of employment), in each case, including the employer portion of the payroll Taxes relating to any such payments and any “tax gross up” payments payable with respect thereto (c) all costs resulting from the purchase and maintenance of Director and Officer Liability Insurance in accordance with the terms of Section 5.04.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Treasury Regulations” means the United States income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unpaid Taxes” means all unpaid Taxes of the Company with respect to any Pre-Closing Tax Period or portion thereof (calculated for any Straddle Period in accordance with Section 7.02), which shall be calculated on a jurisdiction-by-jurisdiction and taxpayer-by-taxpayer basis in amounts not less than zero with respect to any jurisdiction or with respect to any type of Tax payable by any taxpayer. “Unpaid Taxes” shall be calculated (i) as of the end of the Closing Date; (ii) by excluding all deferred Tax liabilities and deferred Tax assets; (iii) by taking into account any estimated (or other prepaid) Tax payments to the extent that such payments have the effect of reducing the particular current Tax liability in respect of which such payments were made; and (iv) by excluding any actions taken by Buyer on the Closing Date after the Closing that are outside the ordinary course of business and not otherwise contemplated by this Agreement.

“U.S. Person” means a United States person as defined in Section 7701(a)(30) of the Code.

“willful breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific provision or covenant of this Agreement.

9.02         Defined Terms.

2022 and 2023 Financial Statements	30
2022 and 2023 Unaudited Financial Statements	12
Accounting Principles	49
Action	49
Adjustment Amount	6
Adjustment Calculation Time	49
Advisors	49
Affiliate	49
Aggregate Fully-Diluted Common Shares	49
Agreement	1

Anti-Bribery & Anti-Money Laundering Laws	49
Applicable Limitation Date	35
Bankruptcy and Equity Exception	12
Base Merger Consideration	49
Business Day	49
Buyer	1
Buyer Approvals	27
Buyer Common Stock	49
Buyer Group	50
Buyer Indemnified Parties	36

Buyer Material Adverse Effect	27
Buyer Parties	50
Buyer Shares	50
Cash	50
Certificate	50
Certificate of Merger	1
changes in accounting principles	50
Claim Notice	37
Closing	8
Closing Balance Sheet	4
Closing Cash	50
Closing Date	8
Closing Indebtedness	50
Closing Net Working Capital	50
Closing Statement	4
Closing Stock Merger Consideration	50
Closing Stock Payment	3
Closing Stock Per Share Merger Consideration	51
Code	51
Commerce	51
Common Stock	51
Company	1
Company Benefit Plans	14
Company Intellectual Property	20
Company Material Contract	25
Company Permits	14
Company’s Fundamental Representations	35
Company’s Knowledge	53
Confidential Information	51
consistently applied	51
Constituent Corporations	1
Contract	12
control	49
Customs & International Trade Laws	51
Dataroom	30
DGCL	52
Disclosure Schedules	10
Dissenting Shares	7
Effective Time	2
Environmental Law	52
ERISA	52
ERISA Affiliate	52
Estimated Closing Balance Sheet	3
Estimated Closing Cash	3
Estimated Closing Indebtedness	3

Estimated Closing Net Working Capital	3
Estimated Closing Statement	3
Estimated Merger Consideration	52
Estimated Transaction Expenses	3
Excess Amount	6
Final Merger Consideration	52
Financial Statements	12, 30
Firm	5
Founders	1
GAAP	52
Government Official	52
Governmental Body	52
Hazardous Substance	52
Indebtedness	53
Indemnified Party	37
Indemnified Persons	34
Indemnifying Party	37
Intellectual Property Rights	53
Interim 2024 Unaudited Financial Statements	12, 30
Knowledge of the Company	53
Landlord	9
Latest Balance Sheet	12, 30
Law	13, 53
Laws	13
Lease	23
Leases	23
Lender	53
Letter of Transmittal	4
Liens	54
Loan Agreement	54
Loss	36
Majority Holders	46
Material Adverse Effect	54
Merger	1
Merger Consideration	55
Merger Sub	1
Moore	1
Multiemployer Plan	14
Necessary Stockholder Approval	11
Net Revenue Shrink Rate	7
Net Working Capital	55
Non-Recourse Party	42
Notice of Disagreement	5
Olivero	1
Open Source Software	55

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Order	55
Owned Intellectual Property Rights	21
Party	1
Per Share Stock Consideration	55
Performance Period	8
Permitted Liens	55
Person	56
Pre-Closing Tax Period	56
Pre-Closing Taxes	56
Privacy Policy	56
Product	56
Reference Period	8
Representative	1
Restrictive Covenants	33
Restrictive Period	32
Retained Stock Consideration	7
Securities Act	31
Software	57
Specified Approvals	12
Stock Consideration	57

Stockholders	57
Straddle Period	39
Subsidiary	57
Surviving Corporation	1
Systems	57
Target Net Working Capital	57
Tax	57
Tax Returns	58
Third Party Claim	37
Top Customer	26
Top Supplier	26
Trade Secrets	58
Transaction Documents	43
Transaction Expenses	58
Transactions	58
Treasury Regulations	58
U.S. Person	59
Unpaid Taxes	58
WARN Act	16
willful breach	59

9.03          Interpretation. In addition to the definitions referred to or set forth in this Agreement:

(a)            Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)            Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(e)            All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

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(f)            All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g)            Any document or item will be deemed “delivered”, “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement if such document or item (i) is included in the electronic Dataroom at least twenty-four (24) hours prior to the Closing Date, but only to the extent such information or documents were accessible to Buyer or its Affiliates and Advisors or (ii) actually delivered or provided to Buyer or any of Buyer’s Advisors, including at the Company’s offices, in each case of clauses (i) and (ii) prior to the date of this Agreement. Any document or item that is removed from the Dataroom will not be deemed “delivered”, “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement.

(h)            Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(i)             Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(j)             Whenever this Agreement requires Buyer to take any action or contains a representation with respect to Buyer, where applicable or necessary to give effect to the Transactions, such requirement or representation shall be deemed to include an undertaking on the part of its Subsidiaries formed in connection with the Transactions to take such action and shall be deemed to include a reference to such Subsidiaries, as applicable, and whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

The Company:	BOXFOX, INC.

	By:	/s/ Chelsea Moore Shannon
	Name:	Chelsea Moore Shannon
	Its:	CEO

The Founders:
/s/ Chelsea Moore Shannon
CHELSEA MOORE SHANNON

/s/ Jennifer Olivero
JENNIFER OLIVERO

Representative:	CHELSEA MOORE SHANNON

	By:	/s/ Chelsea Moore Shannon
	Name:	Chelsea Moore Shannon
	Its:	CEO

[Signature Page to Merger Agreement]

Buyer:
SUGARFINA CORPORATION

	By:	/s/ Scott LaPorta
	Name:	Scott LaPorta
	Its:	CEO

Merger Sub:	SUGARFINA MERGER SUB ONE, INC.

	By:	/s/ Fiona Revic
	Name:	Fiona Revic
	Its:	Secretary and Director

[Signature Page to Merger Agreement]